Exhibit 99.1

McMoRan Exploration Co. Reports

Second-Quarter and Six-Month 2003 Results

HIGHLIGHTS

•

Progress in shallow-water, deep gas exploration and development program at OCS 310/Louisiana State Lease 340 area:

  Initiated production at South Marsh Island Block 223 (JB Mountain prospect) in June 2003.

  Commenced drilling of JB Mountain Offset development well in June 2003.

  Completing Mound Point Offset discovery well for production.

  An exploratory well at South Marsh Island Block 217 (Hurricane prospect) to commence drilling in third quarter 2003.

•

Preparing to drill additional near-term exploration prospects on the shelf of the Gulf of Mexico.

•

Advancing efforts to establish the Main Pass Energy HubTM planned to include one of the first U.S. offshore liquefied natural gas (LNG) projects.

•

Completed $130 million 6% Convertible Senior Note Offering in July 2003.

•

McMoRan’s unrestricted cash balance on July 21, 2003 approximated $102 million.

Summary Financial Table	Second Quarter		Six Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$2,703	$11,400	$7,467	$24,986
Operating income (loss)	(9,382)	(1,163)	(11,657)	23,373	[a]
Income (loss) from continuing operations	(9,405)	(1,149)	(11,648)	22,882
Loss from discontinued operations	(1,417)	(1,324)	(2,451)	(1,316)
Cumulative effect adjustment [b]	-	-	22,162	-
Net income (loss) applicable to common stock	(11,252)	(2,522)	7,180	21,517
Diluted net income (loss) per share: Continuing operations	$(0.59)	$(0.08)	$(0.76)	$1.40
Discontinued operations	(0.09)	(0.08)	(0.15)	(0.08)
Cumulative effect adjustment	-	-	1.35	-
Applicable to common stock	$(0.68)	$(0.16)	$0.44	$1.32
Diluted average shares outstanding	16,649	15,977	16,445	16,349	[c]

a.

Includes $30.1 million of gains, $1.84 per share, associated with the disposition of oil and gas properties during the first half of 2002.

b.

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

c.

Assumes conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million shares of McMoRan common stock from issuance (June 21, 2002) to June 30, 2002 for the six months ended June 30, 2002 (approximately 0.4 million shares).  There is no assumed conversion of the convertible preferred stock or of McMoRan’s stock warrants (issued in December 2002) for the second quarter of 2002 or for the 2003 periods because of the net losses from continuing operations for these periods.

NEW ORLEANS, LA, July 22, 2003 – McMoRan Exploration Co. (NYSE:MMR) today reported a net loss of $11.3 million, $0.68 per share, for the second quarter of 2003 compared with a net loss of $2.5 million, $0.16 per share for the second quarter of 2002.   McMoRan’s net loss from its continuing oil and gas operations totaled $9.4 million, $0.59 per share, during the second quarter of 2003, compared with a net loss of $1.1 million, $0.08 per share for the same period in the prior year.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We continue to focus on deep shelf prospects on our large Gulf of Mexico exploratory acreage position. Our discoveries at JB Mountain and Mound Point illustrate the potential for discoveries of major reserves in the shallow waters of the Gulf of Mexico.  We have very significant opportunities for further exploration and development drilling on the 80,000 acre prospective area in OCS 310 and Louisiana State Lease 340. In addition, we continue to be highly enthusiastic about progress in our efforts to develop the Main Pass Energy HubTM as one of the first U.S. offshore LNG facilities.  Our recent $130 million senior convertible note offering significantly strengthened our financial position and enables us to pursue these exciting opportunities to create value for our shareholders.”

Further information about McMoRan’s key operational and financial developments and recent convertible note offering are discussed below.

OIL & GAS OPERATIONAL UPDATE:

The initial discovery well on South Marsh Island Block 223 (JB Mountain prospect) encountered significant intervals of hydrocarbon pay.  The operator’s engineering analysis indicates the well has the potential of producing approximately 90 million cubic feet of natural gas equivalents per day (Mmcfe/d).   Initial production from the well will be limited until additional processing facilities are installed during the second half of 2003.  Production commenced in June 2003 but sustained production rates have not been achieved.  The well has recently been tested at a gross rate approximating 40 Mmcfe/d.  On June 14, 2003, drilling of a second well at JB Mountain commenced.   This development well has a total planned depth of 22,000 feet and is currently drilling below 6,200 feet.

Drilling of the Louisiana State Lease 340 (Mound Point Offset) well commenced during February 2003.  The well was drilled to a total depth of 19,000 feet.  Logging analysis has indicated significant intervals of potential hydrocarbon pay.  The well is being completed for expected production in the third quarter of 2003.  Engineering analysis indicated the well has the potential of producing approximately 65 Mmcfe/d.

The positive results from exploratory drilling at the JB Mountain and Mound Point Offset prospects are confirming McMoRan’s exploration concepts involving the potential for significant hydrocarbon accumulation in large deep structures lying below reservoirs where significant production has already occurred in the shallow waters of the Gulf of Mexico.  The JB Mountain and Mound Point deep-gas prospects are located in water depths of 10-20 feet in an area where McMoRan has rights to an approximate 80,000-acre area and is a participant in an exploration program which includes portions of OCS 310 and portions of the adjoining Louisiana State Lease 340.  The program currently owns a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator committed to fund all of the costs attributable to McMoRan’s interests in four prospects, including the discovery wells at JB Mountain and Mound Point Offset, and will own all of the program’s interests until the program’s aggregate production from the prospects totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  Two prospects were determined to be noncommercial and the operator has elected to reassign the acreage related to these prospects to McMoRan.

Plans for another well, the Hurricane exploratory well, have been completed and drilling is expected to commence in the third quarter of 2003.  The Hurricane prospect, located on South Marsh Island Block 217 (which is part of OCS 310), approximately 2 miles northwest of the JB Mountain discovery well, will target intermediate sands seen in the JB Mountain well.  McMoRan has recently entered into an agreement with the operator, subject to certain approvals, whereby the operator will fund all drilling costs of this exploration well and McMoRan will have an election at casing point to participate for 50 percent of the operator’s interest in future activities on this well and the surrounding 9,500 acre area.  Under this agreement, if McMoRan joins at casing point, McMoRan would participate in any production from this well immediately and the production would be excluded from the 100 Bcfe sharing arrangement described above.  Other than the Hurricane prospect area, all remaining acreage in OCS 310/State Lease 340 will remain subject to the agreement whereby the operator funds all exploration and development costs and carries McMoRan for 50 percent of the program’s interest until the operator has recovered 100 Bcfe from production.  The operator will bear 100 percent of the drilling cost to casing point in the Hurricane exploration well.  Elections by other participants may reduce this interest both before and after casing point.

McMoRan has exploration rights to approximately 336,000 gross acres in the Gulf of Mexico.  We have identified 20 high-potential, high-risk prospects, most of which are deep gas targets in the shallow waters of the Gulf of Mexico near existing production infrastructure.   We have six near-term prospects outside of the OCS 310/Louisiana State Lease 340 area involving approximately $60 million of exploratory drilling costs.  We are developing plans to drill the prospects and are considering opportunities for others to participate in these operations which we plan to pursue in the near-term.

POTENTIAL MAIN PASS ENERGY HUBTM  PROJECT:

McMoRan is pursuing a potential energy hub at Main Pass Block 299 (Main Pass) in the Gulf of Mexico, consisting of a natural gas receipt, processing and distribution facility and an offshore support hub for deepwater oil and gas operations. McMoRan is engaged in developing plans to use existing structures and infrastructure previously constructed as part of its discontinued sulphur mining operations for the energy hub.  McMoRan has completed conceptual engineering for the project and has begun preparing a license application to be filed with the U.S. Coast Guard to authorize it to receive, process, and distribute liquefied natural gas (LNG), compressed natural gas (CNG) and natural gas at the facilities.  Permits have also previously been filed for use of the facilities as a disposal site for non-hazardous oilfield waste.

A terminal for natural gas at Main Pass would allow McMoRan to receive, process and distribute LNG and CNG offshore using Main Pass’ existing facilities and the significant storage capacity in its two-mile diameter caprock and salt dome.  Other potential advantages of using the Main Pass facilities include their close proximity to shipping channels, the potential to receive large LNG tankers and their being located near existing pipelines which would facilitate the receipt and distribution of natural gas.  McMoRan believes that the use of its existing facilities would provide timing, construction and operating cost advantages over the development of terminals at other locations.  The offshore location of the Main Pass terminal may also mitigate the security, safety and environmental issues faced by onshore facilities.

McMoRan will seek commercial arrangements to form the basis for financing the Main Pass Energy HubTM project.  McMoRan plans to pursue both regulatory approvals and financing simultaneously in order to position this project to be one of the first U.S. offshore facilities to receive, process and distribute LNG.  McMoRan has significant management team experience in completing major development projects and commercial transactions.  McMoRan is aggressively pursuing these activities and expects to spend $8-$10 million in the near-term to advance the permitting process.

As previously reported, McMoRan formed an alliance with K1 USA Energy Production Corporation (K1 USA), a subsidiary of k1 Ventures Limited, a Singapore investment firm publicly traded on the Singapore Stock Exchange.  McMoRan and K1 USA commenced a joint venture, K-Mc Venture I LLC (K-Mc I), in December 2002 when K-Mc I acquired McMoRan’s Main Pass oil production facilities.  K-Mc I, which is owned 66.7 percent by K1 USA and 33.3 percent by McMoRan, also has the option until December 16, 2003, at K1 USA’s election, to acquire the remaining Main Pass facilities and use them for the potential Main Pass Energy HubTM.  If the option is exercised, K1 USA would provide up to $10 million, if necessary, in additional financial assistance to cover Minerals Management Service bonding requirements relating to the abandonment obligations for the newly acquired facilities.  In addition, K1 USA would also receive warrants to purchase an additional 0.76 million shares of McMoRan common stock at $5.25 per share.  McMoRan and K1 USA are engaged in discussions regarding the future development of the Main Pass Energy HubTM, including the possibility of revising the K-Mc I option arrangement.

FINANCIAL RESULTS:

Second-quarter 2003 results reflect oil and gas revenues totaling $2.7 million, compared to $11.4 million during the second quarter of 2002.  McMoRan’s first-quarter 2003 production averaged approximately 5 Mmcfe/d.  McMoRan’s second-quarter 2003 production rates were affected by remedial activities at one property, recompletion activities at another property and the premature shut-in of production at a third property.  The second-quarter 2003 results also include a $4.0 million charge to fully impair the remaining leasehold costs associated with the Eugene Island Block 108 (Hornung prospect) following the expiration of two of the four leases comprising the prospect and $1.8 million of noncash charges associated with the issuance of stock-based awards during the quarter following approval by McMoRan’s shareholders.  McMoRan’s second-quarter 2002 results included a gain of $0.8 million from the disposition of its interest in West Cameron Block 616.

For the six months ended June 30, 2003, McMoRan reported net income of $7.2 million, $0.44 per share, compared to net income of $21.5 million, $1.32 per share, for the comparable six-month period in 2002.  McMoRan’s oil and gas operations had a net loss of $11.6 million, $0.76 per share, during the six months ended June 30, 2003 compared to net income of $22.9 million, $1.40 per share, for the comparable period last year.  McMoRan’s oil and gas results during the first six months of 2003 included $0.9 million of nonproductive drilling costs associated with the Garden Banks Block 228 (Cyprus prospect), while results during the first half of 2002 included $30.1 million of gains associated with dispositions of certain oil and gas properties, including a $29.2 million gain from the sale of three of its oil and gas properties during February 2002.

As previously reported, McMoRan’s earnings for the six-month 2003 period reflects its adoption of Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” During the first-quarter of 2003 McMoRan recorded a one-time $22.2 million gain, $1.35 per share, reflecting the cumulative effect of the change in accounting principle.  Approximately $19.4 million, $1.18 per share, of the gain was associated with McMoRan’s closed sulphur facilities, with the remainder related to its oil and gas operations.

PRODUCTION AND SALES PRICES:

During the second quarter of 2003, McMoRan’s sales volumes totaled 0.3 billion cubic feet of gas (Bcf) and 21,600 barrels of oil compared with 1.4 Bcf of gas and 268,800 barrels of oil during the second quarter of 2002, including 237,200 barrels from Main Pass, which was acquired by K-Mc I in December 2002.  McMoRan’s net average daily production immediately prior to Hurricane Claudette, which required a number of McMoRan’s wells to be shut-in, totaled 10 Mmcfe/d.  McMoRan expects its third quarter net daily production to average approximately 9 Mmcfe/d and is pursuing opportunities to increase production from its existing producing properties during the second half of 2003 through workover and recompletion activities.

 McMoRan’s oil and gas revenues during the second quarter of 2003 benefited from higher average realizations than those received during the second quarter of 2002.  McMoRan’s second-quarter comparable average realizations for gas averaged $5.27 per thousand cubic feet (Mcf) in 2003 and $3.38 per Mcf in 2002; for oil, excluding Main Pass, $29.53 per barrel in 2003 and $26.54 per barrel in 2002.

DISCONTINUED OPERATIONS:

McMoRan’s discontinued operations resulted in a net loss of $1.4 million during the second quarter of 2003, including retiree-related costs associated with former sulphur employees and caretaking costs of the closed sulphur facilities.  McMoRan’s discontinued sulphur operations resulted in a net loss of $1.3 million during the second quarter of 2002, which included a $5.0 million gain associated with the completion of the reclamation activities at the Caminada sulphur mine offset by a $2.8 million loss on the sale of sulphur transportation assets and the sulphur operating losses through June 14, 2002.  The Phase I reclamation activities at Main Pass have been substantially completed.

6% CONVERTIBLE SENIOR NOTES:

As previously announced, in early-July 2003, McMoRan completed a $130 million private placement of 6% convertible senior notes due July 2, 2008.  Net proceeds from the notes totaled approximately $123.5 million, of which approximately $23 million has been used to purchase U.S. governmental securities held in escrow to pay the first six semi-annual interest payments due during the next three years.  McMoRan intends to use the remaining net proceeds from this offering for exploratory drilling activities on its oil and gas properties; for possible opportunities to acquire interests in oil and gas properties; for continuation of its efforts with respect to the potential Main Pass Energy HubTM project, including a LNG terminal and supporting facilities; and for working capital requirements and other corporate purposes.  The notes are convertible into shares of McMoRan’s common stock at a conversion price of $14.25 per share, representing a 25 percent premium over the closing price on June 26, 2003 of McMoRan’s shares.  On July 21, 2003, McMoRan’s unrestricted cash balance approximated $102 million.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; plans for oil and gas exploration, development and production activities; anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; and the potential Main Pass Energy HubTM project and expected near-term funding of the related permitting process.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM project and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the second-quarter 2003 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, August 22, 2003.

McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$2,703	$11,400	$7,467	$24,986
Costs and expenses:
Production and delivery costs	2,136	6,272	3,747	12,690
Depreciation and amortization	1,582	3,892	3,384	10,597
Exploration expenses	5,881 [a]	1,150	7,676 [a]	4,553
General and administrative expenses	2,486	2,135	4,317	3,857
Gain on disposition of oil and gas properties	-	(886)[b]	-	(30,084)[b]
Total costs and expenses	12,085	12,563	19,124	1,613
Operating income (loss)	(9,382)	(1,163)	(11,657)	23,373
Interest expense	-	(22)	(2)	(543)
Other income, net	(23)	36	12	59
Provision for income taxes	-	-	(1)	(7)
Income (loss) from continuing operations	(9,405)	(1,149)	(11,648)	22,882
Loss from discontinued sulphur operations	(1,417)	(1,324)	(2,451)	(1,316)
Net income (loss) before cumulative effect of change in accounting principle	(10,822)	(2,473)	(14,099)	21,566
Cumulative effect of change in accounting principle	-	-	22,162	-
Net income (loss)	(10,822)	(2,473)	8,063	21,566
Preferred dividends and amortization of convertible preferred stock issuance costs	(430)	(49)	(883)	(49)
Net income (loss) applicable to common stock	$(11,252)	$(2,522)	$7,180	$21,517

Net income (loss) per share of common stock:
Basic net income (loss) from continuing operations	$(0.59)	$(0.08)	$(0.76)	$1.43
Basic net loss from discontinued sulphur operations	(0.09)	(0.08)	(0.15)	(0.08)
Before cumulative effect of change in accounting principle	(0.68)	(0.16)	(0.91)	1.35
Cumulative effect of change in accounting principle	-	-	1.35	-
Basic net income (loss) per share of common stock	$(0.68)	$(0.16)	$0.44	$1.35

Diluted net income (loss) from continuing operations	$(0.59)	$(0.08)	$(0.76)	$1.40
Diluted net loss from discontinued sulphur operations	(0.09)	(0.08)	(0.15)	(0.08)
Before cumulative effect of change in accounting principle	(0.68)	(0.16)	(0.91)	1.32
Cumulative effect of change in accounting principle	-	-	1.35	-
Diluted net income (loss) per share of common stock	$(0.68)	$(0.16)	$0.44	$1.32

Average common shares outstanding:
Basic	16,649	15,977	16,445	15,946
Diluted	16,649	15,977	16,445	16,349 [c]

a.

Includes $4.0 million charge to fully impair the remaining leasehold costs associated with the Eugene Island Block 108 (Hornung prospect) following the lease expiration of two of the four leases comprising the prospect.

b.

Second-quarter 2002 includes a $0.8 million gain from the disposition of McMoRan’s interests in the West Cameron Block 616 field in June 2002.   Six months ended June 30, 2002 includes a $29.2 million gain on three oil and gas properties McMoRan sold in February 2002.

c.

Assumes conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million shares of MMR common stock from issuance (June 21, 2002) to June 30, 2002 (approximately 0.4 million shares).  There is no assumed conversion of McMoRan’s convertible preferred stock in the second quarter of 2002 considering the loss from continuing operations for that period.  There is also no assumed conversion of McMoRan’s convertible preferred stock and stock warrants (issued in December 2002)  for the 2003 periods into approximately 8.5 million shares of MMR common stock because of the net losses from continuing operations for these periods.

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Sales volumes:
Gas (thousand cubic feet, or Mcf)	346,200	1,449,200	926,000	4,223,400	[a]
Oil, excluding Main Pass (barrels)	21,600	31,600	35,700	90,100	[b]
Oil from Main Pass (barrels) [c]	-	237,200	4,200	527,700
Plant products (equivalent barrels) [d]	1,200	7,500	7,300	15,400
Average realizations:
Gas (per Mcf)	$ 5.27	$ 3.38	$ 6.08	$ 2.76
Oil, excluding Main Pass (per barrel)	29.53	26.54	31.56	22.83
Oil from Main Pass (per barrel)	-	22.81	24.09	20.19

a.

Sales volumes include 856,000 Mcf of gas associated with oil and gas properties sold in February 2002.

b.

Sales volumes include 18,500 barrels of oil associated with the oil and gas properties sold in February 2002.

c.

The K-Mc I Joint Venture acquired the Main Pass oil operations in December 2002.  Amounts during 2003 represent sale of remaining Main Pass product inventory.

d.

Results include approximately $0.1 million and $0.4 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter of 2003 and six months ending June 30, 2003, respectively, compared with $0.2 million and $0.5 million of plant product revenues in the comparable periods last year.

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2003		2002
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$4,205		$12,907
Cash and cash equivalents from discontinued sulphur operations, $1.0 million and $0.9 million restricted at June 30, 2003 and December 31, 2002, respectively	1,121		2,316
Accounts receivable	4,618		13,645
Inventories	-		120
Prepaid expenses	369		791
Current assets from discontinued sulphur operations, excluding cash	411		449
Total current assets	10,724		30,228
Property, plant and equipment, net	35,599		37,895
Sulphur business assets, net	355		355
Other assets, including restricted cash of $3.5 million	3,840		3,970
Total assets	$50,518		$72,448

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$3,168		$5,246
Accrued liabilities	3,182		5,092
Current portion of accrued oil and gas reclamation costs	641		878
Current portion of accrued sulphur reclamation costs	2,550	[a]	8,126
Current liabilities from discontinued sulphur operations	3,276		5,481
Other	-		328
Total current liabilities	12,817		25,151
Accrued sulphur reclamation costs	11,335	[b]	30,421
Accrued oil and gas reclamation costs	7,335		7,116
Postretirement medical benefits obligation	21,856		21,564
Other long-term liabilities	18,631		18,854
Mandatorily redeemable convertible preferred stock	31,199	[c]	33,773
Stockholders' deficit	(52,655)		(64,431)
Total liabilities and stockholders' deficit	$50,518		$72,448

a.

Represents the remaining costs to dismantle and remove certain Main Pass sulphur structures that are not essential to the contemplated Main Pass Energy HubTM (Phase I).  Amount represents remaining cost not yet billed, as work is substantially complete as of June 30, 2003.

b.

Decrease reflects the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.  This accounting standard requires that all asset retirement obligations be calculated based on a prescribed methodology that considers assumptions about future inflation rates, interest rates used to discount the obligation to present value and market risk premiums.   Because obligations calculated using this methodology for the Main Pass Phase II, Grand Ecaille, and Port Sulphur reclamation obligations were less than amounts previously accrued, the recorded obligations were reduced by $19.4 million on January 1, 2003.  Interest accretion charges are reflected after January 1, 2003 to increase the liability to what is expected to be paid upon ultimate reclamation of the facilities.  Total interest accrued associated with the adoption of SFAS No. 143 for the six months ended June 30, 2003 totaled $0.6 million, with the $0.2 million associated with our oil and gas  operations recorded as a component of depletion, depreciation and amortization expense and the $0.4 million associated with our sulphur reclamation obligations recorded as a component of loss from discontinued operations.

c.

Amount represents the proceeds from the sale of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.1 million shares subsequently converted into common stock.

McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income	$8,063	$21,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued sulphur operations	2,451	1,316
Depreciation and amortization	3,384	10,597
Exploration drilling and related expenditures	4,935	2,568
Gain on disposition of oil and gas properties	-	(30,084)
Cumulative effect of change in accounting principle	(22,162)	-
Compensation expense associated with stock-based awards	1,820	-
Change in assets and liabilities:
Oil & Gas reclamation and mine shutdown expenditures	(237)	(174)
Other	(47)	(686)
(Increase) decrease in working capital:
Accounts receivable	9,009	3,947
Accounts payable and accrued liabilities	(8,781)	(8,661)
Inventories and prepaid expenses	542	(686)
Net cash used in continuing operations	(1,023)	(346)
Net cash provided by (used in) discontinued sulphur operations	(5,226)	1,979
Net cash provided by (used in) operating activities	(6,249)	1,633

Cash flow from investing activities:
Exploration, development and other capital expenditures	(3,096)	(13,695)
Proceeds from disposition of oil and gas properties	-	60,000
Net cash provided by (used in) continuing operations	(3,096)	46,305
Net cash provided by discontinued sulphur operations	131	58,576 [a]
Net cash provided by (used in) investing activities	(2,965)	104,881

Cash flow from financing activities:
Net proceeds from equity offering	-	33,777
Repayment of borrowings on oil and gas credit facility	-	(49,657)
Dividends paid on convertible preferred stock	(830)	-
Exercise of stock options and other	148	122
Net cash (used in) provided by continuing operations	(682)	(15,758)
Net cash (used in) provided by discontinued sulphur operations	-	(55,000)[b]
Net cash (used in) provided by financing activities	(682)	(70,758)
Net increase (decrease) in cash and cash equivalents	(9,896)	35,756
Net increase in restricted cash of discontinued sulphur operations	(11)	(9,055)
Net increase (decrease) in unrestricted cash and cash equivalents	(9,907)	26,701
Cash and cash equivalents at beginning of year	14,282	500
Cash and cash equivalents at end of period	$4,375	$27,201

a.

Includes the $58.0 million of gross proceeds received from the sale of the sulphur transportation and terminaling assets and the settlement of certain pending litigation matters between McMoRan, IMC Global and the companies’ respective subsidiaries. McMoRan recorded a $2.8 million loss in connection with these transactions during the second quarter of 2002, which is reflected within the caption “loss from discontinued sulphur operations” in the accompanying statements of operations.

b.

Reflects the repayment and termination of the sulphur credit facility in June 2002, following the sulphur asset sale and the completion of the equity offering.